                                                                   EXHIBIT 10.22

                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT is made and entered into as of the 14th day of July, 1998 by and between LOGISTICARE, INC., a Delaware corporation with its principal corporate offices at 1895 Phoenix Boulevard, Suite 306, College Park, Georgia 30349 (the "Company"), and Gerald E. Souza, residing at 111 Berry Street, Santa Cruz, California 95060 ("Executive").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, the Company desires to employ Executive as its Vice President of Marketing and Executive desires to accept such employment; and

     WHEREAS, the Company and Executive desire to set forth the terms and conditions of such employment.

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, the Company and Executive agree as follows:

     1.    Definitions.  For purposes of this Agreement, the following
           -----------
capitalized terms shall have the meanings set forth below and shall include the plural as well as the singular:

          (a) "Affiliate" shall mean any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, any other Person.

          (b) "Annual Base Salary" shall mean Executive's annual base salary, as determined from time to time in accordance with Section 5(a) hereof.

          (c) "Cause" shall mean the termination of Executive's employment with the Company for any of the reasons or causes set forth below:

               (i) gross misconduct, dishonesty, misappropriation, willful breach of fiduciary duty or fraud by Executive with regard to the Company or any of its assets or businesses;

               (ii)  conviction of Executive or the pleading of nolo contendere
                                                                ---- ----------
          with regard to any felony or crime involving moral turpitude (for the purpose hereof, traffic violations and misdemeanors shall not be deemed to be a crime); or

               (iii) willful refusal by Executive to perform any material duties reasonably required to be performed in the course of Executive's employment with the Company.

          (d) "Change of Control" shall mean the occurrence of any of the following:

               (i) 50% or more of the outstanding voting stock of the Company is acquired or beneficially acquired (as defined in Rule 13d-3 under the Securities Exchange Act, as amended, or any successor rule thereto) by any Person (other than the Company or its Affiliates), in a transaction other than a public offering of the voting stock of the Company;

               (ii) the Company is merged or consolidated with another corporation (other than in a merger or consolidation with or into an Affiliate of the Company) and the holders of all outstanding voting stock of the Company immediately prior to the merger or consolidation hold less than a majority of the voting stock of the surviving entity or its parent corporation immediately after the merger or consolidation; or

               (iii) all or substantially all of the assets of the Company are sold or otherwise transferred to any person or entity other than an Affiliate of the Company (in one transactions or a series of transactions).

          (e) "Disability" shall mean the inability to perform substantially all of Executive's duties in the capacity hereinafter set forth for a period of not less than 60 consecutive days or any 90 days in any six-month period.

          (f) "Ending Compensation" shall mean Executive's Annual Base Salary (excluding incentive compensation, stock option grants and bonuses, if any) in effect immediately prior to the date of termination of Executive's employment with the Company.

          (g) "Good Reason" shall mean, without Executive's written consent, the occurrence of any of the following circumstances that continues for 20 days after written notice thereof from Executive to the Company:

               (i) any material demotion of Executive, any material reduction in Executive's authority or responsibility or any other material change in the terms of Executive's employment which is inconsistent with this Agreement, including a reduction in his Annual Base Salary other than as part of a general reduction in the annual base salaries of senior management of the Company pursuant to which Executive's Annual Base Salary is reduced proportionately with such general reduction;

               (ii) a failure of any successor entity to assume the obligations of the Company hereunder with Section 16 hereof;

               (iii) any purported termination of Executive's employment other than validly for Cause or as otherwise permitted under this Agreement; or

               (iv) any material breach by the Company other than those set forth above.

          (h) "Person" shall mean any individual, partnership, firm, trust, corporation or other similar entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company, such syndicate or group shall be deemed a "Person" for purposes of this Agreement.

     2.   Employment.  The Company hereby agrees to employ Executive in
          ----------
the capacity hereinafter set forth, and Executive agrees to accept such employment, upon the terms and conditions herein set forth.

     3.   Term.  This Agreement shall be for an initial three-year term (the
          ----
"Term") commencing on August 1, 1998 (the "Employment Date") and, unless this Agreement is sooner terminated under the provisions hereof, the Term shall be automatically renewed for successive one-year terms unless the Company or Executive shall give to the other written notice of non-renewal at least three months prior to the end of the then current term.

     4.   Duties and Responsibilities.  During the Term, Executive shall serve
          ---------------------------
as and have the title of Vice President of Marketing. In serving in such capacity, he shall perform such duties and have such responsibilities as the Board of Directors of the Company and/or the Chief Executive Officer of the Company may from time to time determine and assign to Executive, including, without limitation, establishing relationships with potential clients, maintaining relationships with existing clients and developing and implementing strategic marketing plans on behalf of the Company. Executive may perform his duties hereunder at his place of residence located in Santa Cruz, California; provided, however, that he shall be obligated to travel to the Company's
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facilities located in Georgia, Connecticut and Florida and elsewhere as may be required from time to time in connection with the performance of his duties hereunder. In no event will Executive be required to undertake any duties or perform any tasks which are inconsistent with his status as Vice President of Marketing of the Company. Executive's employment with the Company shall be full-time and exclusive and, during the Term, Executive agrees that he will (i) devote substantially all of his business time, attention, skill and efforts to the performance of his duties hereunder and (ii) generally promote the interests of the Company and its clients; provided, however, that Executive may serve as a director of other companies if such service does not conflict in any material respect with his duties hereunder or his fiduciary duty to the Company, and provided that Executive shall give the Company prior written notice of such service.

     5.   Compensation.  As compensation for services hereunder and in
          ------------
consideration of the covenants contained herein, during the Term, Executive shall receive be entitled to receive the following compensation:

          (a) Base Compensation.  The Company shall pay Executive, in accordance
              -----------------
with the Company's normal payroll practices and subject to required withholding, an Annual Base Salary which shall be at the rate per annum of $135,000. The Company's Board of Directors may, in its sole discretion, increase the Annual Base Salary. Once increased, the Annual Base Salary shall not be decreased, except as part of a general reduction in the annual base salaries of senior management of the Company pursuant to which Executive's Annual Base Salary is decreased proportionately with such general reduction.

          (b) Guaranteed Bonus.  The Company shall also pay Executive a
              ----------------
guaranteed cash bonus of $33,750 (or 25% of his Annual Base Salary) at the end of his first year of employment hereunder in accordance with the Company's normal payroll practices and subject to required withholding.

          (c) Performance Bonus.  The Company shall also pay Executive an annual
              -----------------
performance-based bonus ("Performance Bonus") based on certain performance criteria (the "Criteria") to be established in writing by the Company after consultation with Executive as soon as practicable after the date hereof. With respect to Executive's first year of employment hereunder, the Performance Bonus shall be an amount up to $6,750 (or 5% of his Annual Base Salary) based upon Executive's fulfillment of the Criteria. With respect to each year thereafter, the Performance Bonus shall be an amount up to 30% of his then current Annual Base Salary based upon Executive's fulfillment of the Criteria. The Performance Bonus shall be payable in cash by the Company in accordance with the Company's normal payroll practices and subject to required withholding.

          (d) Stock Options.  At or promptly after the Employment Date, the
              -------------
Company shall cause to be granted to Executive options to purchase 60,000 shares of common stock, par value $.01 per share, of the Company (the "Options") under the Company's 1998 Stock Option Plan (the "Option Plan"). The exercise price per share shall be the Fair Market Value, as such term is defined in the Option Plan. The Options shall become exercisable in five equal installments of 12,000 Options (each, an "Installment"), commencing on the first anniversary of the date of their grant. In the event (i) the Company terminates Executive's employment hereunder other than for Cause or Disability or (ii) Executive resigns for Good Reason or following a Change of Control in accordance with
Section 9 hereof, a pro rata portion of the next Installment shall immediately become exercisable at the time of termination of employment (e.g., one-third of the next Installment would become exercisable if termination of employment occurred four months after any anniversary of the date of grant of the Options). Notwithstanding the foregoing, no Options shall became exercisable in the event that Executive's employment hereunder is terminated for any reason within the first three months of his employment.


     6.   Other Compensation and Benefits.  In addition to the compensation
          -------------------------------
provided for under Section 5, during the Term, Executive shall be entitled to:

          (a) participate in all benefit, pension, retirement, savings, welfare and other employee benefit plans and policies in which members of the Company's senior management generally are entitled to participate, in accordance with their respective terms as in effect from time to time;

          (b) receive all fringe benefits and perquisites generally maintained by the Company from time to time for members of senior management, including, without limitation, reimbursement for all reasonable, ordinary and necessary business and entertainment expenses incurred in the performance of his services hereunder, in accordance with the Company's policies as in effect from time to time;

          (c) vacation each year in accordance with the Company's policies for members of senior management as in effect from time to time, but in no event less than 20 days paid vacation for each calendar year and 25 days after ten years of employment with the Company; and

          (d) such other benefits as Executive is entitled in accordance with the Company's policies for members of senior management as in effect from time to time.

     7.   Termination by the Company.
          --------------------------

          (a) Subject to the provisions of this Agreement, the Company may immediately terminate Executive's employment hereunder for Cause upon written notice of such termination, in which case the Company shall have no other liability or obligation to Executive hereunder except to pay to Executive, when otherwise due, all accrued and unpaid Annual Base Salary to the date of termination and all other accrued benefits due to Executive hereunder.

          (b) In the event of Executive's Disability, the Company may terminate Executive's employment hereunder upon 30 days prior written notice, in which case the Company shall have no other liability or obligation to Executive hereunder except to pay to Executive, when otherwise due, all accrued and unpaid Annual Base Salary to the date of termination and all other accrued benefits due to Executive hereunder.

          (c) If the Company terminates Executive's employment for Cause or Disability and Executive disputes such finding of Cause or Disability, the issue of the validity of the Company's finding of Cause or Disability shall be submitted to the American Arbitration Association ("AAA") for arbitration in San Jose, California in accordance with the then effective rules of the AAA, and judgment on the award rendered pursuant to such arbitration may be entered by any court having jurisdiction over the parties and the subject matter hereof. The costs of such arbitration shall be paid equally by the Company and Executive, and each party shall be solely responsible for its own costs and expenses, including attorneys' fees and expenses, incurred in connection with such arbitration.

     8.   Death of Executive.  In the event of Executive's death, the Term
          ------------------
of this Agreement shall terminate and the Company shall have no other liability or obligation to Executive hereunder other than to pay to Executive's estate, when otherwise due, all accrued and unpaid Annual Base Salary to the date of termination and all other accrued benefits due to Executive hereunder.

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

     9.   Other Termination.  Notwithstanding anything herein to the
          -----------------
contrary, Executive may at any time resign for Good Reason or following a Change of Control upon 30 days prior written notice to the Company. However, if Executive desires to resign effective within six months following the date on which a Change of Control occurs, Executive shall:

          (a) first ask the Chief Executive Officer of the Company whether he wishes Executive to remain employed with the Company in Executive's then current position; and

          (b) if the Chief Executive Officer of the Company responds in the affirmative, then Executive shall continue to dutifully execute his responsibilities as a senior executive of the Company for a period of three months following the date on which the Change of Control occurred (the "Transition Period"). If Executive fails to perform his material responsibilities as a senior executive of the Company for the Transition Period, then Executive shall not be entitled to receive any severance compensation under
Section 10 hereof.

     10.  Severance Compensation.  In the event (i) the Company terminates
          ----------------------
Executive's employment hereunder other than for Cause or Disability or (ii) Executive resigns for Good Reason or following a Change of Control in accordance with Section 9 hereof, then Executive shall be entitled, subject to Section 14 hereof, to receive from the Company severance compensation in an amount equal to 100% of Executive's Ending Compensation (less appropriate payroll deductions, if any). Such amount shall be paid in installments during the twelve-month period following termination of employment in accordance with the Company's normal payroll practices. Executive acknowledges and agrees that the severance compensation provided herein shall be in lieu of any other cash severance benefits provided by the Company to which Executive may otherwise be entitled.

     11.  Non-Competition; Confidential Information.
          -----------------------------------------

          (a) Executive agrees that his services hereunder are of a special and unique nature and his position with the Company places him in a position of confidence and trust with clients and employees of the Company. Executive agrees that he will not at any time during his employment with the Company and for a period of one year thereafter (the "Restrictive Period"), directly or indirectly, compete (as an owner, joint venturer, partner, stockholder, director, officer, consultant, agent or otherwise) with the Company in the United States. Ownership of less than 5% of the securities of any class of a corporation registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, shall not be considered a violation of the provisions of this paragraph.

          (b) Executive further agrees that he will not at any time, directly or indirectly, without the Company's prior written consent, disclose to any third party or use (except as authorized in the regular course of the Company's business) any confidential, proprietary or trade secret information acquired by him during his employment with the Company and thereafter, including, without limitation, sales and marketing information, information relating to existing or prospective customers and markets, information relating to the RealTime software technology and enhancements thereto or other software technology, business opportunities, and financial, technical and other data (collectively, the "Confidential Information"). After termination of Executive's employment with the Company for any reason and upon the written request of the Company, Executive shall promptly return to the Company all originals and/or copies of written or recorded material (regardless of the medium) containing or reflecting any Confidential Information and shall promptly confirm in writing to the Company that such action has been taken.

          (c) Executive agrees that he will not, during the Restrictive Period, employ or retain, solicit the employment or retention of, or cause or encourage any entity to retain or solicit the employment or retention of, any person who was any employee of the Company at any time during the two year period commencing 12 months prior to the termination of Executive's employment with the Company and ending on year after such termination. After termination of Executive's employment with the Company, (i) Executive will refrain from disparaging, whether orally, in writing or in other media, the Company, its Affiliates, the officers, directors and employees of each of them, and the products and services of each of them, and (ii) the Company will not comment upon the employment performance of Executive other than as may be required by law or as requested by Executive.

          (d) Any discovery, design, invention or improvement (whether or not patentable) that Executive develops during his employment with the Company (whether or not during his regular working hours or on the Company's premises) and that is related to the Company's business or operations as then conducted or contemplated, shall belong solely to the Company and shall be promptly disclosed to the Company. During the period of his employment with the Company and thereafter, Executive shall, without additional compensation, execute and deliver to the Company any instruments of transfer and take any other action that the Company may reasonably request to carry out the provisions of this paragraph, including executing and filing, a the Company's expense, patent and/or copyright applications and assignments of such applications to the Company.

     12.  Specific Performance.  Executive acknowledges that, in view of the
          --------------------
nature of the Company's business, the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company and that any violation of such restrictions will result in irreparable injury to the Company for which money damages will not be an adequate remedy. Accordingly, Executive agrees that, in addition to such money damages, he may be restrained and enjoined from any continuing breach of such covenants without any bond or other security being required by any court. If any restriction contained in this Agreement shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated thereby.

     13.  No Mitigation; No Set-Off.  The Company agrees that if Executive's
          -------------------------
employment with the Company is terminated for any reason whatsoever, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive or benefit provided to Executive as the result of employment by another employer or otherwise. The Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive.

     14.  General Release of the Company.  In consideration of the payments
          ------------------------------
and other undertakings set forth herein, Executive agrees to execute a release of the Company in substantially the form attached hereto as Exhibit A upon the
                                                            ---------
termination of his employment with the Company. Executive acknowledges that the execution of such release is an express condition to his right to receive severance compensation pursuant to Section 10 hereof in the event such section is applicable.

     15.  Notice.  Any notice or other communication required or permitted
          ------
hereunder shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, by Federal Express, Express Mail or similar overnight delivery or courier service, or by telecopy. Notice to Executive shall be delivered to his address set forth at the head of this Agreement, and notice to the Company shall be sent as follows:

               LogistiCare, Inc.
               One Crown Center
               1895 Phoenix Boulevard, Suite 306
               College Park, Georgia 30349
               Fax:  (770) 907-7598
               Attention: Chief Executive Officer

     Any notice given by certified mail shall be deemed given five days after the time of certification thereof. Any notice given by other means permitted hereby will be deemed given at the time of receipt thereof. Either party may by notice given in accordance herewith to the other party, designate another address or person for receipt of notices hereunder.

     16.  Successors; Binding Agreement.  Neither party may assign this
          -----------------------------
Agreement; provided, however, that it is expressly acknowledged that this
           --------  -------
Agreement and the rights of the Company hereunder may be assigned, without the consent of Executive, to any purchaser or other transferee of all or substantially all of the business and/or assets of the Company or any division of the Company for which Executive is then acting as general manager. The Company shall require any such successor to expressly assume and agree, in a written instrument in form and substance satisfactory to Executive and his counsel, to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assigns, heirs and representatives.

     17.  Separability.  If any provisions of this Agreement shall be declared
          ------------
invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

     18.  Waiver.  The rights of each party hereunder may be waived only by a
          ------
writing signed by the waiving party giving such waiver expressly setting forth the rights so waived and the matters as to which they are so waived, and any such waiver shall be limited to the matters expressly set forth in such writing. No failure or delay of any party hereto in enforcing any of its rights hereunder at any time shall constitute or evidence any waiver of such rights.

     19.  Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed an original, and all of which together will constitute one document.

     20.  Headings.  The headings used in this Agreement are for convenience of
          --------
reference only and shall not be deemed to be of any substance.

     21.  Entire Agreement; Modification.  This Agreement contains the entire
          ------------------------------
agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. This Agreement may not be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by both parties.

     22.  Governing Law.  This Agreement will be construed and enforced in
          -------------
accordance with the laws of the State of California, without regard to its conflict of law principles.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    LOGISTICARE, INC.


                                    By: /s/ John L. Shermyen
                                       ---------------------------------------
                                    Name: John L. Shermyen
                                    Title:   President


                                    EXECUTIVE


                                          /s/ Gerald E. Souza
                                       ---------------------------------------
                                    Gerald E. Souza

                                   EXHIBIT A

                                GENERAL RELEASE
                                ---------------


     For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, I, for myself and my successors, assigns, heirs and representatives (each, a "Releasing Party"), hereby release and forever discharge LogistiCare, Inc. (the "Company"), its stockholders, officers, directors, employees, agents and attorneys, and their respective successors, assigns, heirs and representatives (each, a "Released Party"), individually and collectively, from any and all claims, demands, causes of action, liabilities or obligations, known or unknown, pending or not pending, liquidated or not liquidated, of every kind and nature whatsoever (collectively, the "Released Claims") which the Releasing Party has, has had or may have against any one or more of the Released Parties arising out of, based upon or in any way, directly or indirectly, related to the Company's business, my employment with the Company or the termination of such employment; provided, however, that this General
                                       --------  -------
Release shall have no effect whatsoever upon the Company's obligations, if any, to pay severance compensation pursuant to the Employment Agreement between the undersigned and the Company, dated July 14, 1998.

     The Released Claims include, without limitation, (a) all claims arising out of or relating to breach of contract, the Fair Labor Standards Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the National Labor Relations Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act and/or any other federal, state or local statute, law, ordinance, regulation or order as the same may be amended or supplemented from time to time, (b) all claims for back pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages on account of any alleged personal, physical or emotional injury, and (c) all claims for attorneys' fees and costs.

     I understand and acknowledge that I am hereby being advised to consult with an attorney prior to signing this General Release. My decision to sign this General Release is my own voluntary decision made with full knowledge that I have been advised to consult with an attorney and I intend to be bound by this General Release in accordance with its terms.




Dated: ______________                   ______________________________________
                                         Gerald E. Souza